CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is made and entered into as of September 18, 2013, by and between an mCig, Inc, a Nevada company, with an address located at 800 Bellevue Way NE, Suite 400, Bellevue, 98004 Washington, (the "Company") and Mark Linkhorst (the “Consultant”), an individual, with an address located at 88 Charlotte Rd. Hinesburg, VT 05461, with an effective date of September 18, 2013 (“Effective Date”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS:

A.

The Company desires to obtain the services of Consultant on its own behalf, and Consultant desires to provide consulting services to the Company upon the terms and conditions in this Agreement;

B.

The Company desires to retain the Consultant as an independent consultant and to memorialize the Consultant’s work for the Company by entering into this written Agreement; and,

C.

The parties agree that this Agreement reflects the entire understanding and agreements between the parties hereto.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions hereinafter set forth, the parties hereto agree as follows:

1. APPOINTMENT

(a)

The Company hereby appoints Consultant to render those services as more specifically described in Section 2 hereof for the term of this Agreement.

2. SERVICES

(a)

The Consultant’s services shall include promotion of the company via social media outlets; company’s website maintenance;

(b)

The Company hereby engages the Consultant and the Consultant hereby accepts engagement as a consultant.  It is understood and agreed, and it is the express intention of the parties to this Agreement, that the Consultant is an independent contractor, and not an employee or agent of the Company’s for any purpose whatsoever. The Consultant agrees to promptly perform all services required of the Consultant hereunder in an efficient, professional, trustworthy and businesslike manner. In such capacity, Consultant will utilize only materials, reports, financial information or other documentation that is approved in writing in advance by the Company;

(c)

The Consultant agrees to serve the Company faithfully and to the best of Consultant’s ability and to devote a reasonable amount of time, attention and efforts to the business and affairs of the Company during Consultant’s engagement by the Company. The Consultant hereby confirms that Consultant is under no contractual commitments inconsistent with Consultant’s obligations set forth in this Agreement and that during the term of this Agreement Consultant will not render or perform services for any other corporation, firm, entity or person, which are inconsistent with the provisions of this Agreement.

3. COMPENSATION

(a)

As consideration for Consultant’s Service, the Consultant shall be paid 10,000 (ten thousands) restricted shares of common stock on a task-by-task basis;

(b)

The Consultant will be paid on the last day of the month, only if the work is completed.

4. INDEPENDENT CONTRACTOR STATUS

Consultant understands that since the Consultant is not an employee of the Company, the Company will not withhold income taxes or pay any employee taxes on its behalf, nor will it receive any fringe benefits.  The Consultant shall not have any authority to assume or create any obligations, express or implied, on behalf of the Company and shall have no authority to represent the Company as agent, employee or in any other capacity than as herein provided.

5. CONFIDENTIAL INFORMATION

Except as permitted or directed by the Company’s Board of Directors, during the term of Consultant’s engagement or at any time thereafter, the Consultant shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company that the Consultant has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of the period of Consultant’s engagement by the Company (including engagement by the Company or any affiliated companies prior to the date of this Agreement) whether developed by Consultant self/herself or by others, concerning any trade secrets, confidential or secret designs, processes, formulas, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspects of the business of the Company. The Consultant acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Both during and after the term of Consultant’s engagement, the Consultant will refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information that is now published and publicly available or which subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by the Consultant.

6. ABILITY TO ENTER INTO AGREEMENT

Each party represents and warrants to the other party that this Agreement has been duly authorized, executed and delivered and that the performance of its obligations under this Agreement does not conflict with any order, law, rule or regulation or any agreement or understanding by which such party is bound.

7. ENTIRE AGREEMENT

The terms of this Agreement are intended by the parties to be in the final expression of their agreement with respect to the retention of Consultant by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement.

The parties have duly executed this Agreement as of the date first written above:

mCig, Inc.	CONSULTANT
By: /s/ Paul Rosenberg	By: /s/ Mark Linkhorst
Paul Rosenberg, President	Mark Linkhorst